Exhibit 99.1

T-3 Energy Services Announces Filing of Registration Statement

HOUSTON, TEXAS, (BUSINESS WIRE) – October 21, 2005. T-3 Energy Services, Inc. (“T-3”) (NASDAQ:TTES – News) today announced the filing of a registration statement on Form S-1 for the sale of up to 10,810,000 shares of its common stock, including 1,410,000 shares to cover an underwriters’ option to purchase additional shares in order to cover over-allotments, if any.

8,400,000 firm shares will be sold by T-3’s majority stockholder, First Reserve Fund VIII, L.P., and 1,000,000 firm shares will be sold by T-3. Any over-allotment shares will be allocated by agreement between First Reserve Fund VIII and T-3. After completion of the offering, First Reserve Fund VIII will own less than 10% of T-3’s outstanding shares, and First Reserve Fund VIII’s board representatives, Ben A. Guill and Joseph R. Edwards, will resign from T-3’s board of directors. T-3 will not receive any proceeds from the sale of the shares by First Reserve Fund VIII.

T-3 will use the net proceeds from the offering to fund the planned expansion of its facilities and increase its manufacturing capacity, and for working capital and general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	Michael T. Mino

Vice President and Chief Financial Officer

713-996-4110

mmino@t3es.com